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                                                                      EXHIBIT 11

                            ENVIROTEST SYSTEMS CORP.
               STATEMENT OF COMPUTATION OF INCOME (LOSS) PER SHARE
                (Amounts in thousands, except per share amounts)

Income (Loss) per share is computed using the weighted average number of shares outstanding plus incremental shares issuable upon exercise of outstanding options and warrants using the treasury stock method.

                                                        Three                  Nine
                                                     Months Ended          Months Ended
                                                       June 30,              June 30,
                                                   1997       1996       1997         1996
                                                --------   ---------   ---------   ---------
INCOME  (LOSS)

Income (Loss)                                   $  4,133   $ (6,337)   $ (7,768)   $(17,164)
                                                ========   =========   =========   =========
INCOME (LOSS) PER COMMON AND
COMMON EQUIVALENT SHARE

Weighted average number of shares outstanding     16,620     16,620      16,620      16,530

Net effect of dilutive stock options based on
   the treasury method using the average
   market price of common stock(a)                   621        652         642         740
                                                --------   ---------   ---------   ---------
Common stock and common stock equivalents         17,241     17,272      17,262      17,270
                                                ========   =========   =========   =========
Income (Loss) per common and common
   equivalent share                             $   0.24   $  (0.37)   $  (0.45)   $  (0.99)
                                                ========   =========   =========   =========

INCOME (LOSS) PER COMMON SHARE -
ASSUMING FULL DILUTION

Weighted average number of shares outstanding     16,620     16,620      16,620      16,530

Net effect of dilutive stock options based on
   the treasury method using the end of
   period market price of common, if
   higher than average(a)                            727        652         806         740
                                                --------   ---------   ---------   ---------
Common stock and common stock equivalents         17,347     17,272      17,426      17,270
                                                ========   =========   =========   =========
Income (Loss) per common and common
   equivalent share(b)                          $   0.24   $  (0.37)   $  (0.45)   $  (0.99)
                                                ========   =========   =========   =========

Notes:

(a)   Common stock equivalents represent stock options and warrants.

(b) The calculations for the nine months ended June 30, 1997 are submitted in accordance with Regulation S-K Item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.